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                                  [LETTERHEAD]



February 27, 1997


                                                             File No:  11629-036
Keystone Automotive Industries, Inc.
700 East Bonita Avenue
Pomona, California 91767

          RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

          We have acted as special counsel for Keystone Automotive Industries, Inc., a California corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4, as amended (File No. 333-18633), under the Securities Act of 1933, as amended, relating to the proposed offering of 2,450,000 shares (the "Shares") of the Company's Common Stock, no par value.

          In rendering the opinions contained herein, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction to be complete and accurate, of the following:

          1. Amended and Restated Articles of Incorporation of the Company, as amended to date;

          2.   Amended and Restated Bylaws of the Company, as amended to date;

          3. The Registration Statement on Form S-4 (File No. 333-18633) of the Company and Amendments No. 1, 2 and 3 thereto (collectively, the "Registration Statement");

          4. Records of proceedings of the Board of Directors of the Company pertaining to the issuance of the Shares; and

          5. The Agreement and Plan of Merger dated December 6, 1996, by and among the Company, North Star Acquisition, Inc., North Star Plating Company and Ronald G. Brown and Kim D. Wood (the "Merger Agreement").

          With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

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          In rendering the opinions expressed below, we have relied as to certain factual matters on certificates executed by officers of the Company. While we have no reason to believe that the officers executing such certificates did not have personal knowledge of the matters contained therein or did not accurately set out such knowledge in such certificates, we did not independently verify the matters set forth in such certificates. We have also obtained and relied on certificates and other communications from governmental authorities as to matters concerning the due incorporation, valid existence and good standing of the Company.

          Based upon the the matters set forth herein, upon which our opinions are expressly conditioned, we are of the opinion that the issuance and sale of the Shares have been duly authorized and, when issued and delivered against payment therefore as provided in the Merger Agreement, will be validly issued by the Company, fully paid and nonassessable.

          We are members of the Bar of the State of California. This opinion is limited to the current laws of the State of California and the United States of America, to present judicial interpretations thereof and to facts as they presently exist. In rendering this opinion, we have no obligation to revise or supplement it should the current laws of the State of California or the United States of America be changed by legislative action, judicial decision or otherwise.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the heading "Legal Matters" in the Proxy Statement/Information Statement/Prospectus constituting a part of the Registration Statement.

                              Respectfully submitted,

                              /s/ Manatt, Phelps & Phillips, LLP

                              Manatt, Phelps & Phillips, LLP